Exhibit 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. COMPLETES
SALE OF $180 MILLION IN PREFERRED SHARES TO U.S. TREASURY

BLAIRSVILLE, GA – December 5, 2008 – United Community Banks, Inc. (NASDAQ: UCBI) today completed the issuance and sale of 180,000 shares of Fixed Rate Cumulative Preferred Stock, Series B, for an aggregate purchase price of $180 million to the U.S. Department of the Treasury as part of the government's Capital Purchase Program.  United received preliminary approval to participate in the program on November 18, 2008.

The Series B Preferred Stock will qualify as Tier I capital and pay cumulative dividends of 5 percent for the first five years and 9 percent thereafter, unless United redeems the shares.  The preferred shares can be redeemed in the first three years with the proceeds from the issuance of certain qualifying Tier 1 capital or after three years with any proceeds.  As part of the transaction, the Treasury received a warrant to purchase 2,132,701 shares of United’s common stock at an exercise price of $12.66 per share.

"Our participation in the U.S. Treasury’s Capital Purchase Program further strengthens our already solid capital base and provides us with greater resources and flexibility for supporting our customers and communities in a challenging economic environment,” said Jimmy Tallent, president and chief executive officer.  “This cost-effective capital will enhance United’s ability to lend in our markets and consider strategic opportunities for expanding our franchise.”

United’s Tier 1 Risk-Based Capital ratio at the end of the third quarter was 8.66 percent, which exceeded the regulatory requirement of 6 percent for a “well-capitalized” institution.  With the new capital, this ratio will increase to 11.60 percent.  United’s Total Risk-Based Capital ratio of 11.40 percent will increase to 14.30 percent, also well in excess of the regulatory requirement of 10 percent for a “well-capitalized” institution.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia.  United Community Banks has assets of $8.1 billion and operates 27 community banks with 108 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee.  The company specializes in providing personalized community banking services to individuals and small to mid-size businesses.  United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.  United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

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